Exhibit 5.1

To the Board of Directors of FREYR Battery 22-24, Boulevard Royal L-2449 Luxembourg Grand Duchy of Luxembourg

Luxembourg, August 10, 2023

Our ref.: 032637-70000/ 39469111
Bob.calmes@arendt.com
Tel. : (352) 40 78 78 234

FREYR Battery – S-8 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for FREYR Battery, a Luxembourg société anonyme, having its registered office at 22-24 Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B251199, (the “Company”) in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “SEC”) on August 10, 2023 under the Securities Act of 1933, as amended (the “Registration Statement”) relating to the registration by the Company of 13,400,000 ordinary shares, each without nominal value, which may be newly issued by the Company under the 2021 Equity Incentive Plan (as amended and restated) (as this term is defined below) (the “New Plan Shares”). Such New Plan Shares are in addition to the Company’s 13,300,368 ordinary shares, each without nominal value, registered on the registration statement on Form S-8 filed with the SEC on December 17, 2021 (Commission File No. 333-261725).

1.Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued ordinary shares, to issue the New Plan Shares under the 2021 Equity Incentive Plan (as amended and restated).

For the purposes of the present opinion we have further assumed

(i)the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them;

(ii)the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us;

(iii)that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion;

(iv)that there are no other resolutions, decisions, agreements or undertakings and no other arrangements (whether legally binding or not) which render any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affect the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion;

(v)that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the 2021 Equity Incentive Plan (as amended and restated) and/or issue or grant the New Plan Shares;

(vi)that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English;

(vii)that the terms governing the 2021 Equity Incentive Plan (as amended and restated) are legal, valid and binding under applicable law;

(viii)that the competent corporate bodies of the Company have respectively validly approved, as applicable, the 2021 Equity Incentive Plan (as amended and restated), pursuant to which the New Plan Shares will be issued and/or granted, in accordance with applicable laws;

(ix)that upon issue of any New Plan Shares under the 2021 Equity Incentive Plan (as amended and restated), the Company will receive payment in cash or in kind of an issue price as determined in accordance with the 2021 Equity Incentive Plan (as amended and restated) or has sufficient available reserves to be used to be converted into share capital for an amount equal to the par value of the New Plan Shares;

(x)that in case of an issuance of New Plan Shares below their par value and/or in case of a payment of all or part of the subscription price of the New Plan Shares by a contribution in kind, relevant formalities under Luxembourg laws will be complied with;

(xi)that the New Plan Shares will be issued within the limits of the authorised share capital of the Company;

(xii)that there will be no amendments to the authorised share capital of the Company or expiration or insufficiency of the authorised share capital of the Company which would adversely affect the issue of the New Plan Shares and the conclusions stated in this opinion;

(xiii)that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg;

(xiv)that the Resolutions (as defined below) will be validly taken by the board of directors of the Company prior to any issuance of New Plan Shares;

(xv)that Notarial Deed(s) (as defined below) will be passed in front of a notary in Luxembourg in order to reflect the increase of the share capital of the Company by the issue of New Plan Shares (to the extent such issuance is required) within one month of the relevant Delegate Resolution(s) (as defined below);

(xvi)the Resolutions and the Delegate Resolution(s) will be adopted in substantially the same form as the drafts reviewed by us and will be true records of the proceedings described therein, that the resolutions set out in the Resolutions will be validly passed prior to any issuance of New Plan Shares and remain in full force and effect without modification; and

(xvii)that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally.

3.Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the New Plan Shares, once subscribed, fully paid-up and issued under the authorised share capital of the Company, and in accordance with (i) the Articles of Association (as defined below), (ii) the Registration Statement, and (iii) the 2021 Equity Incentive Plan (as amended and restated), will be validly issued, fully paid and non-assessable

(within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

4.Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganisation or similar orders or proceedings affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance and/or grant of the New Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

We express no opinion on the validity or enforceability against all relevant parties of the 2021 Equity Incentive Plan (as amended and restated) or the Registration Statement in accordance with their respective terms under all relevant laws, save and insofar as such validity or enforceability are subject matter of specific opinions in this letter.
This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Bob Calmes
Bob Calmes
Partner

APPENDIX A – DOCUMENTS

1.A copy of the consolidated articles of association of the Company as at December 20, 2022 (the “Articles of Association”).

2.A scanned copy of the signed minutes of the meeting of the board of directors of the Company dated March 29, 2023 that, among others, resolved to submit to the 2023 Annual General Meeting (as defined hereinafter) the increase of the maximum aggregate number of shares reserved for issuance under the former 2021 Long Term Incentive Plan from 11,600,000 shares to 25,000,000 shares.

3.A scanned copy of the signed written resolutions of the board of directors of the Company dated May 10, 2023 resolving, among others, to convene the annual general meeting of shareholders of the Company on June 20, 2023 (the “2023 Annual General Meeting”).

4.A scanned copy of the signed minutes of the 2023 Annual General Meeting, with, among others, on the agenda, the approval of the 2021 Equity Incentive Plan (as amended and restated), which amendment and restatement included (a) the increase of the number of shares reserved for issuance under the former 2021 Long Term Incentive Plan from 11,600,000 shares to 25,000,000 shares and (b) a better alignment of certain provisions with the Company’s administration of the plan, including handling of lapsed awards, the return process of restricted stock under Luxembourg law, the method of settlement of awards, and general statutory limits on reclassification of stock options, among other clarifications.

5.A copy of the 2021 Equity Incentive Plan (amended and restated as of May 10, 2023) to be filed as exhibit 99.1 to the Registration Statement (the “2021 Equity Incentive Plan (as amended and restated)”).

6.A copy of the final version of the Registration Statement dated August 10, 2023.

7.A draft of the resolutions of the directors of the Company approving the issuance of New Plan Shares pursuant to the 2021 Equity Incentive Plan (as amended and restated) under the Company’s authorized share capital (the “Resolutions”).

8.A form of notarial acknowledgement deed recording the issuance, of any, of New Plan Shares under the 2021 Equity Incentive Plan (as amended and restated) (the “Notarial Deed”).

9.A form of resolutions of the delegate(s) of the board of directors of the Company regarding the issuance, if any, of New Plan Shares under the 2021 Equity Incentive Plan (as amended and restated) (the “Delegate Resolutions”).

10.A certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d'une décision judiciaire ou de dissolution administrative sans liquidation) dated August 10, 2023 and issued in electronic form by the Luxembourg Insolvency Register (Registre de l’Insolvabilité de Luxembourg maintained by and available on the website of the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés de Luxembourg)) in respect of the Company.

11.An extract dated August 10, 2023 and issued in electronic form by the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés de Luxembourg) in respect of the Company.